Exhibit 10.01

                        GREATER ZANIEMYSL AREA AGREEMENT

This Agreement (hereinafter referred to as the "GZA Agreement") is made as of the 12th day of March, 2004 among:

FX ENERGY POLAND Sp. z o.o. with its registered seat in Warsaw at Al. Jerozolimskie 65/79, 00-697 Warsaw, entered into the Polish Court Register by the District Court in Warsaw under the KRS No. 0000052459 ("FX"), represented by Mr. David Pierce, a member of the Management Board; and

CALENERGY RESOURCES POLAND Sp. z o.o. with its registered seat in Warsaw at Al.Wilanowska 206 app.19, 02-765, Warsaw entered into the Polish Court Register by the District Court in Warsaw under the KRS No. 00000152983 ("CE Resources"), represented by Mr Michael Sparkes, a member of the Management Board.


WITNESSETH:

A. Polskie Gornictwo Naftowe I Gazownictwo S.A. ("POGC") with its registered seat in Warsaw, at Krucza 6/14, 00-537 Warsaw, entered into the Polish Court Register maintained by the District Court in Warsaw under the KRS No. 0000059492 ("POGC") has entered into that certain Mining Usufruct dated September 28, 2001, with the State Treasury of the Republic of Poland, dated September 28, 2001, covering prospecting for and exploring deposits of oil and natural gas in the "Srem-Jarocin" area (the "Fences Mining Usufruct") and POGC has also received Concession #29/2001/p relating thereto (the "Fences Concession");

B. POGC and FX entered into that certain Agreement on Cooperation in Exploration of Hydrocarbons on Foresudetic Monocline dated April 11, 2000, (the "Fences Cooperation Agreement") and that certain Joint Operating Agreement dated May 12, 2000, (the "Fences JOA"), all of which agreements grant FX certain rights and obligations with respect to the area (the "Fences Area") covered by the Fences Mining Usufruct and the Fences Concession;

C. POGC and FX entered into that certain Settlement Agreement (the "Fences Settlement Agreement") dated January 8, 2003 such agreement clarifying and resolving matters and issues arising under the Fences Cooperation Agreement.

D. CE Resources and FX executed a Restated Farmout Agreement dated 29th day of August, 2003 (hereinafter referred to as the "RFA"). At the date of this GZA Agreement, CE Resources holds a 24.5% undivided interest in the Fences Mining Usufruct and the Fences JOA, both of which cover the entire Fences Area.

E. In accordance with the RFA, CE has earned a 24.5% undivided interest in the Fences Mining Usufruct and the Fences JOA as they pertain to the Minimum Earned Acreage for the First Earning Well as defined under the RFA.

F. CE Resources declined to nominate a drillsite for the Second Earning Well in accordance with Clause 5.1 of the RFA. Consequently the RFA has terminated in accordance with Clause 5.3 of the RFA and pursuant to Clause 5.4 of the RFA CE

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Resources is obligated to return or destroy data outside the Minimum Earned
Acreage for the First Earning Well and to transfer to FX all of CE Resources' interest under the Fences JOA and the Fences Mining Usufruct outside the Minimum Earned Acreage surrounding the First Earning Well.

G. FX is willing to have CE Resources participate in operations conducted outside the Minimum Earned Acreage for the First Earning Well as defined by the RFA in an area to be known as the Greater Zaniemysl Area ("GZA") and to own a 24.5% undivided interest in that portion of the Fences Mining Usufruct and the Fences JOA comprising the GZA.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Subject Property and Warranty.

The GZA shall mean the geographical area detailed in Schedule 1 (excluding the Minimum Earned Acreage for the First Earning Well as defined under the RFA). If the Parties mutually agree to change the geographical area constituting the GZA, they shall replace the current Schedule 1 with a substitute and sign and date the substitute. From and after the date of this GZA Agreement CE Resources shall hold and own 24.5% undivided interest in the GZA. Notwithstanding the termination of the RFA pursuant to Clause 5.3 thereof, Article 9 of the RFA (Warranties of FX) is incorporated into this GZA Agreement by reference as if set forth in full in this GZA Agreement, mutatis mutandis, with respect to the GZA save that the maximum aggregate liability of FX in respect of all claims for breach of FX's Warranties under this GZA Agreement shall not exceed US$ 500,000.00.

2.       Liens and Encumbrances.

FX hereby warrants that the 24.5% working interest in the GZA now held and to be retained by CE is free and clear of any lien or encumbrance as of the date of this GZA Agreement, except for the Fences JOA and except to the extent FX has not yet satisfied its earning requirements under the Fences Cooperation Agreement and the Fences Settlement Agreement.

3.       Reassignment to FX of Interests Outside the GZA.

Promptly on request by FX after April 30, 2004, CE Resources shall transfer to FX all of CE Resources' interest under the Fences JOA and the Fences Mining Usufruct outside the GZA and outside the Minimum Earned Acreage for the First Earning Well as defined under the RFA.

4.       Limited, Conditional, Disproportionate Payments by CE Resources.

CE Resources agrees to pay US $250,000 to FX as an instalment payment for the Fences Mining Usufruct as it pertains to the GZA. Such amount shall be paid in one instalment or several partial instalments, the amount and timing of each instalment to be based on the geological or geophysical work approved under the

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Fences JOA and conducted on or for the benefit of the GZA. CE Resources agrees to pay to FX such instalments in an amount equal to each cashcall payment made by CE Resources for its 24.5% share of any expenditure required to be paid in accordance with CE Resource's obligations with respect to the approved GZA work program agreed mutually by FX and CE Resources and approved in accordance with the Fences JOA. Such instalments shall continue until the total of such payments to FX equals US $250,000. FX shall pay its own 24.5% share of such costs and shall pay POGC's 51% share of such costs [if and to the extent FX has not satisfied its earning requirements under the Fences Cooperation Agreement and the Fences Settlement Agreement.

Instalment payments made by CE Resources to FX for the Fences Mining Usufruct pursuant to this Clause 4 will be paid by CE Resources upon presentation of invoices issued by FX. Such instalment payments will be outside the scope of VAT unless the laws of Poland are changed.

5.       Confidentiality.

The parties acknowledge the existence of the Confidentiality Agreement dated June 11, 2002, which is currently in force. FX will need to make prompt public disclosure of this GZA Agreement in compliance with FX's obligations under SEC and Nasdaq rules. FX shall provide CE Resources the opportunity to review in advance any such proposed disclosure and shall take into account the reasonable suggestions and incorporate the reasonable comments of CE.


6.       Jurisdiction

This GZA Agreement shall be governed by English law.

IN WITNESS WHEREOF this Agreement has been executed by the duly authorised representatives of the parties hereto on the day and year first above written as an expression of the current intentions of the parties.

CALENERGY RESOURCES (POLAND) SP. Z O.O.    FX ENERGY POLAND SP. Z O.O.




By  /s/ Michael Sparkes                    By  /s/ David N. Pierce
Title: Member of the Management Board      Title: Member of the Management Board


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                                   Schedule 1

                  [Two maps--the Greater Zaniemysl Area and the
                     Zaniemysl Prospect - Approximate Area]